UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 2, 2018

STAR GROUP, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West Broad Street Suite 310, Stamford, CT 06902

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01	Entry into a Material Definitive Agreement

On July 2, 2018, Star Group, L.P., a Delaware limited partnership (the “Company”) entered into a fourth amended and restated asset-based revolving credit facility agreement (the “Credit Agreement”) with a bank syndicate comprised of twelve participants, which expires in July 2023 and provides the ability to borrow up to $300 million ($450 million during the heating season from December through April of each year) on a revolving line of credit for working capital purposes, including the issuance of up to $25 million in letters of credit. The fourth amended and restated credit facility also provides for a $100 million five year senior secured term loan (the “Term Loan”); proceeds from the term loan will be used to repay existing outstanding debt.

The Company can increase the revolving credit facility size by $200 million without the consent of the bank group. However, the bank group is not obligated to fund the $200 million increase. If the bank group elects not to fund the increase, the Company can add additional lenders to the group, with the consent of the Agent, which shall not be unreasonably withheld. Obligations under the fourth amended and restated credit facility are guaranteed by the Company and its subsidiaries and are secured by liens on substantially all of the Company’s assets including accounts receivable, inventory, general intangibles, real property, fixtures and equipment.

All amounts outstanding under the fourth amended and restated revolving credit facility become due and payable on the facility termination date of July 2, 2023. The Term Loan is repayable in quarterly payments of $2.5 million, plus an annual payment equal to 25% of the annual Excess Cash Flow as defined in the agreement (an amount not to exceed $15 million annually), less certain voluntary prepayments made during the year, with final payment at maturity.

The interest rate on the third amended and restated revolving line of credit and the term loan is based on a margin over LIBOR or a base rate.

The Commitment Fee on the unused portion of the revolving line of credit is 0.30% from December through April, and 0.20% from May through November.

The fourth amended and restated revolving credit facility requires the Company to meet certain financial covenants, including a fixed charge coverage ratio (as defined in the revolving credit facility agreement) of not less than 1.1 as long as the Term Loan is outstanding or revolving loan availability is less than 12.5% of the facility size. In addition, as long as the Term Loan is outstanding, a senior secured leverage ratio at any time cannot be more than 3.0 as calculated during the quarters ending June or September, and at any time no more than 4.5 as calculated during the quarters ending December or March.

Certain restrictions are also imposed by the agreement, including restrictions on the Company’s ability to incur additional indebtedness, to pay distributions to unitholders, to pay certain inter-company dividends or distributions, make investments, grant liens, sell assets, make acquisitions and engage in certain other activities.

The foregoing description of the fourth amended and restated asset based revolving credit facility agreement does not purport to be complete and is qualified in its entirety by reference to the fourth amended and restated revolving credit facility agreement and the fourth amended and restated pledge and security agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures of the material terms and conditions of the Credit Agreement contained in Item 1.01 above are hereby incorporated into this Item 2.03 by reference.

Item 9.01	Exhibits

10.27	Fourth Amended and Restated Credit Agreement dated July 2, 2018.

10.28	Fourth Amended and Restated Pledge and Security Agreement dated July 2, 2018.

99.1	Press Release dated July 2, 2018

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GROUP, L.P.

By: Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: July 2, 2018